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                                                                      EXHIBIT 11
                                                                      ----------


                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------




         Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.



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                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             QUARTER ENDED              THREE QUARTERS ENDED
                                                     SEPTEMBER 26,   SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 27,
                                                         1997           1996             1997           1996
                                                     ---------       ---------       ---------       --------

Weighted-average number of shares
    outstanding during period                           20,751          20,600          20,736         20,634
Add Common Stock equivalents -
    Incremental shares under stock option plans          1,210             740           1,195            668

Weighted-average number of shares held
    by Stock Employee Compensation Trust                (3,870)         (3,662)         (3,905)        (3,662)
                                                     ---------       ---------       ---------       --------

Number of shares on which fully diluted
    earnings per share is based                         18,091          17,678          18,026         17,640
                                                     =========       =========       =========       ========

Net income for the period                            $   4,717       $   3,014       $  12,871       $  7,866

Fully diluted earnings per share                     $    0.26       $    0.17       $    0.71       $   0.45
Primary earnings per share                           $    0.26       $    0.17       $    0.72       $   0.45



All 1996 amounts above, except for "Net income for the period", have been restated to reflect the effect of a 2-for-1 stock split, effective June 2, 1997.


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